Exhibit 99.1

Rhinebeck Bancorp, Inc. Reports Results for the Second Quarter and Six Months Ended June 30, 2019

News provided by Rhinebeck Bancorp, Inc.

Poughkeepsie, New York., July 26, 2019 /PRNewswire/ -- Rhinebeck Bancorp, Inc., (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three and six months ended June 30, 2019 of $1.2 million ($0.11 per basic and diluted share), $642,000, or 110.9%, more than the comparable prior year period, and $2.1 million ($0.20 per basic and diluted share), which is $937,000, or 78.4%, greater than the same period last year.

On January 16, 2019, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC into a two-tier mutual holding company form of organization. The Company sold 4,787,315 shares of common stock at a price of $10.00 per share, for net proceeds of $46.0 million, and issued 6,345,975 shares to Rhinebeck Bancorp, MHC. The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at and for the three and six month periods ended June 30, 2019 and Rhinebeck Bancorp, MHC and the Bank for the same periods ended June 30, 2018 and at December 31, 2018.

Other financial highlights:

•	Total assets grew $30.7 million, or 3.5%, to $913.1 million from the year ended December 31, 2018.

•	Net loans increased a total of $58.9 million, or 8.7%, to $737.3 million from year end 2018.

•	Total deposit balances were $716.9 million at June 30, 2019, increasing $32.4 million, or 4.5%, during the six months then ended.

•	Return on average assets was 0.54% for the three month period compared to 0.30% for the corresponding period of 2018. Return on average assets was 0.49% for the six month period compared to 0.32% for the comparable prior year period.

•	Return on average equity was 4.71% for the second quarter compared to 4.23% for the same period of 2018. Return on average equity was 4.34% for the six month period compared to 4.41% for 2018.

Michael J. Quinn, President and Chief Executive Officer, said: “We are pleased with the success of our strategy undertaken to expand our portfolio of indirect automobile loans and the positive overall impacts on both assets and income. Efforts to expand our market presence improve and expand our technology platform and offerings, manage our interest rate risks, improve loan quality, and control our loan delinquencies continued during the quarter.”

Income Statement Analysis

Compared to the second quarter of 2018, net interest income increased $1.2 million, or 17.1%, to $7.9 million. Our net interest margin decreased from 3.80% to 3.75%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 4.9% to 136.5%. Year to date net interest income increased $2.3 million, or 17.7%, over 2018, to $15.5 million. Overall there was a 1 basis point decline in net interest margin to 3.77%, when comparing the six month periods, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 5.3% to 137.7%. In both comparable periods, interest income increases were mostly driven by increasing originations of higher yielding indirect automobile loans accompanied by additional production of commercial real estate loans.

Non-interest income totaled $1.4 million for the three months; an increase of $549,000, or 62.2%, compared to $883,000 in the prior year. A new deposit fee schedule and retail operating improvements, increased sales of residential mortgage loans, and significant growth in investment advisory income at our Rhinebeck Asset Management (“RAM”) division were primary drivers of this outcome. For the six months ended June 30, 2019, non-interest income totaled $2.7 million, an increase of $565,000, or 26.5%. An other real estate owned (“OREO”) write-down that occurred in the first quarter of 2018, for $387,000, improved both periods’ 2019 comparative performances.

For the second quarter, non-interest expenses increased $649,000 to $7.0 million, over the comparable 2018 period. Salaries and employee benefits increased $530,000, or 15.4%, attributable to annual salary merit increases, production incentives, employee benefit increases and additions to staff. The growth of other general operating expenses was mainly due to increases in overall processing volumes, the additions of new technologies and equipment, and additional costs related to our new status as a public company. For the six months ended, non-interest expenses increased $1.2 million to $14.0 million, or 9.4%, as compared to the first half of last year. Year to date salaries and employee benefits increased $1.1 million, or 15.2%. Both comparative periods were positively impacted by a large reduction in our FDIC assessment, decreased OREO expense (as we spent additional funds to prepare a foreclosure property for sale in 2018), and an impairment loss on goodwill in the amount of $95,000 relating to RAM that was recognized in the first quarter of 2018.

We recorded $780,000 in provision for loan losses for the second quarter and $1.6 million for the first six months as compared to $525,000 and $1.1 million, respectively, for the comparable prior year periods. Net charge-offs for the quarter ended totaled $105,000, and year to date totaled $348,000, compared to $206,000 and $568,000, for the respective periods in 2018.

Balance Sheet Analysis

Total assets were $913.1 million at June 30, 2019, representing an increase of $30.7 million, or 3.5%, from December 31, 2018. Net loans increased $58.9 million, or 8.7%, including an increase of $41.2 million in indirect automobile loan balances due to production of $108.4 million of those loans since year end. During the first six months of this year commercial real estate balances improved by $16.1 million or 7.2%. The available for sale securities balance increased $10.1 million mostly due to $18.0 million in purchases. Cash and due from banks decreased $38.6 million during the period primarily as a result of a return of $41.1 million in unfulfilled offering subscriptions.

Overdue loans decreased $878,000, or 9.9%, between year end and June 30, 2019 finishing at 1.1% of total loans, or $8.0 million. During the same timeframe non-performing assets rose $371,000 or 5.0%, to $7.7 million. Our reserve as a percentage of total gross loans was 1.1% at June 30, 2018.

Total liabilities decreased $15.6 million, or 1.9%, to $807.5 million mainly due to the release of $88.9 million in gross subscription offering proceeds and a $5.0 million line of credit pay-down, offset by an increase of $32.9 million in Federal Home Loan Bank advances and a $32.4 million, or 4.5%, increase in deposits.

Stockholders' equity increased $46.3 million to $105.6 million, primarily due to proceeds from the common stock offering of $46.0 million. At June 30, 2019, the Company's ratio of stockholders' equity-to-total assets was 11.6%, compared to 6.7% at December 31, 2018.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other data follow:

Rhinebeck Bancorp, Inc and Subsidiary
Consolidated Statements of Income (dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Interest and Dividend Income
Interest and fees on loans	$9,401	$7,393	$18,116	$14,143
Interest and dividends on securities	713	585	1,321	1,184
Other income	7	4	41	9
Total interest and dividend income	10,121	7,982	19,478	15,336
Interest Expense
Interest expense on deposits	1,641	986	3,023	1,815
Interest expense on borrowings	558	229	964	362
Total interest expense	2,199	1,215	3,987	2,177
Net interest income	7,922	6,767	15,491	13,159
Provision for loan losses	780	525	1,560	1,050
Net interest income after provision for loan losses	7,142	6,242	13,931	12,109

Noninterest Income
Service charges on deposit accounts	714	651	1,412	1,245
Net realized loss on sales and calls of securities	(40)	-	(40)	(1)
Net gain on sales of loans	152	121	208	268
Increase in cash surrender value of life insurance	99	100	199	199
Write-downs of other real estate owned	-	(387)	-	(387)
Other real estate owned income	-	10	11	21
Investment advisory income	329	183	542	332
Other	178	205	365	455
Total noninterest income	1,432	883	2,697	2,132

Noninterest Expense
Salaries and employee benefits	3,964	3,434	7,971	6,919
Occupancy	898	852	1,793	1,754
Data processing	343	293	650	568
Professional fees	355	224	626	418
Advertising	147	204	302	384
FDIC deposit insurance and other insurance	142	204	288	379
Other real estate owned expense	(1)	25	38	83
Amortization of intangible assets	10	11	21	21
Impairment loss on goodwill	-	95	-	95
Other	1,190	1,057	2,277	2,146
Total noninterest expense	7,048	6,399	13,966	12,767
Income before income taxes	1,526	726	2,662	1,474
Provision for income taxes	305	147	530	279

Net income	$1,221	$579	$2,132	$1,195

Earnings per common share:
Basic	$0.11	$-	$0.20	$-
Diluted	$0.11	$-	$0.20	$-

Weighted average shares outstanding	10,705,047	-	10,702,320	-

Rhinebeck Bancorp, Inc. and Subsidiary
Consolidated Statement of Financial Condition (dollars in thousands except per share data)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Cash and due from banks	$11,969	$50,590
Available for sale securities (at fair value)	111,398	101,312
Loans receivable (net of allowance for loan losses of $7,858 and $6,646, respectively)	737,293	678,402
Federal Home Loan Bank stock	3,355	1,883
Accrued interest receivable	2,874	2,523
Cash surrender value of life insurance	18,218	18,018
Deferred tax assets (net of valuation allowance of $1,190 and $1,085, respectively)	2,488	2,934
Premises and equipment, net	16,846	17,040
Other real estate owned	1,578	1,685
Goodwill	1,410	1,410
Intangible assets, net	262	284
Other assets	5,393	6,342
Total assets	$913,084	$882,423
Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest bearing	$152,705	$171,829
Interest bearing	564,153	512,589
Total deposits	716,858	684,418

Mortgagors' escrow accounts	10,400	7,725
Advances from the Federal Home Loan Bank	64,541	31,598
Subordinated debt	5,155	5,155
Other borrowings	-	5,000
Subscription offering proceeds	-	79,142
Accrued expenses and other liabilities	10,573	10,108
Total liabilities	807,527	823,146

Stockholders' Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, 0 issued)	-	-
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	-
Additional paid-in capital	45,844	100
Unallocated common stock held by the employee stock ownership plan ("ESOP")	(4,364)	-
Retained earnings	68,321	66,189
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(12)	(2,576)
Defined benefit pension plan, net of taxes	(4,343)	(4,436)
Total accumulated other comprehensive loss	(4,355)	(7,012)
Total stockholders' equity	105,557	59,277
Total liabilities and stockholders' equity	$913,084	$882,423

Rhinebeck Bancorp, Inc and Subsidiary
Selected Ratios

	Three Months ended June 30,		Six Months ended June 30,		Years ended
	2019	2018	2019	2018	2018	2017
	(unaudited)		(unaudited)
Performance Ratios (1):

Return on average assets (2)	0.54%	0.30%	0.49%	0.32%	0.55%	0.41%
Return on average equity (3)	4.71%	4.23%	4.34%	4.41%	7.82%	5.45%
Net interest margin (4)	3.75%	3.80%	3.77%	3.78%	3.87%	3.68%
Efficiency ratio (5)	75.35%	83.65%	76.79%	83.49%	77.76%	77.02%
Average interest-earning assets to average interest-bearing liabilities	136.49%	130.17%	137.65%	130.69%	132.42%	131.69%
Loans to deposits	102.65%	93.17%	102.65%	93.17%	98.92%	87.12%
Equity to assets (6)	11.54%	7.14%	11.24%	7.23%	7.07%	7.60%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			1.07%	0.96%	0.98%	0.96%
Allowance for loan losses as a percent of non-performing loans			127.77%	59.51%	117.17%	58.28%
Net charge-offs to average outstanding loans during the period			0.05%	0.10%	0.15%	0.24%
Non-performing loans as a percent of total loans			0.84%	1.61%	0.84%	1.65%
Non-performing assets as a percent of total assets			0.85%	1.49%	0.83%	1.56%

Capital Ratios (7):
Tier 1 capital (to average total assets)			11.04%	8.33%	8.80%	8.57%
Tier 1 capital (to risk-weighted assets)			12.62%	9.62%	10.16%	10.54%
Total capital (to risk-weighted assets)			13.62%	10.50%	11.07%	11.45%
Common equity Tier 1 capital (to risk-weighted assets)			12.62%	9.62%	10.16%	10.54%

(1)	Performance ratios for the three and six months ended June 30, 2019 and 2018 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Captial ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimun consiolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com